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                                                                   EXHIBIT 10.16

January 21, 1999

Shaw Pittman Potts & Trowbridge
2300 N Street NW
Washington, DC 20037-1128

Attention:  James Leary, Esq.

       RE: LETTER AGREEMENT REGARDING FEES AND OUTSTANDING ACCOUNTS PAYABLE

Dear Jim:


This letter agreement (the "Agreement") sets forth our mutual agreement and understanding with respect to the amounts currently owed by Objective Communications, Inc., a Delaware corporation, ("Objective") to Shaw Pittman Potts & Trowbridge (collectively Shaw Pittman) and with respect to those additional legal fees and expenses that Shaw Pittman will incur in conjunction with the bridge financing and equity financing currently being negotiated by Objective.

Objective acknowledges and agrees that, as of the date hereof, Objective owes Shaw Pittman approximately $375,000 dollars (the "Obligations") as of December 31,1998.

In consideration of the mutual covenants and obligations set forth in this Agreement and in the other documents and agreements evidencing the Obligations, Objective and Shaw Pittman agree as follows:

       1. The Obligations will be evidenced by an initial two-year note (the "Note") made by Objective in favor of Shaw Pittman. The principal amount of the Note will mature and be payable in full on the date that is two years from the date of the Note which will be the date on which this Agreement is signed. The principal amount of the Note outstanding from time to time will bear interest at the rate of 7% per annum. During the first year that the Note is outstanding, Objective will make interest-only payments, in arrears, semi-annually beginning on six months from the date of the Note. Thereafter, Objective will amortize the remaining principal amount of the Note and any accrued but unpaid interest thereon on a monthly basis over the remaining term of the Note.

       2. Objective will pay Shaw Pittman for legal fees and expenses incurred in conjunction with negotiations currently underway for a bridge financing in the range of $1 million to $3 million at the final closing of the bridge financing. Objective will pay Shaw Pittman for legal fees and expenses incurred in conjunction negotiations currently underway for an equity financing in the range of $12 million to $15 million at the closing of the equity financing. Payments at the respective closings for legal fees and expenses incurred in conjunction with


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SHAW PITTMAN                         - 2 -                      JANUARY 21, 1999

              the bridge financing and in conjunction with the equity financing will be based on good faith estimates to be provided by Shaw Pittman. These good faith estimates will be reconciled immediately upon receipt of final invoices and the balance paid by Objective to Shaw Pittman or credited by Shaw Pittrnan to the Note as appropriate.

       3. In the event that Objective completes a bridge financing with aggregate gross proceeds of $3,000,000, the Company will make a prepayment on the Note to Shaw Pittman of $25,000 within thirty days of the final closing of the bridge financing.

       4. In the event that Objective completes an equity financing in the range of $12 million to $ 15 million, then Objective will make a prepayment on the Note to Shaw Pittman of $50,000 within three days of the closing of the equity financing.

       5. Objective will issue to Shaw Pittman warrants to purchase 40,000 shares of its common stock, with an exercise price equal to the closing price of the common stock on the date on which this letter is executed by Shaw Pittman.

If you are in agreement with the foregoing, please sign and return one original copy of this letter to the undersigned at Objective Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801 by overnight mail and by telecopy (Telecopy number: (603) 334-2212). If you have any questions, you can reach me at (603) 334-6741.


Sincerely,

/s/ ROBERT H. EMERY

Robert H. Emery,
Vice President, Finance and Administration




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SHAW PITTMAN                         - 3 -                      JANUARY 21, 1999






The undersigned authorized representative of Shaw Pittman Potts & Trowbridge hereby acknowledges and agrees to the terms and conditions of this Agreement and agrees to be legally bound by its terms.


Dated:  January 22, l999                         Shaw Pittman Potts & Trowbridge



                                                By:    /s/ JAMES LEARY
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                                                Name:
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                                                Title:
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